July 2015 Pricing Sheet dated July 31, 2015 relating to Preliminary Terms No. 389 dated July 1, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS due August 3, 2018

Based on the Performance of the WisdomTree India Earnings Fund

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – JULY 31, 2015
Issuer:		Morgan Stanley
Maturity date:		August 3, 2018
Valuation date:		July 31, 2018, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the WisdomTree India Earnings Fund (the “Fund”)
Aggregate principal amount:		$1,145,000
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$10

If the final share price is less than the trigger level:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		200%
Share percent increase:		(final share price – initial share price) / initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$22.12, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:		$13.50 per Trigger PLUS (135.00% of the stated principal amount)
Trigger level:		$18.802, which is 85% of the initial share price
Stated principal amount / Issue price:		$10 per Trigger PLUS
Pricing date:		July 31, 2015
Original issue date:		August 5, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61765G549 / US61765G5493
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.502 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$1,145,000	$34,350	$1,110,650
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”). The WisdomTree India Earnings Index is the exclusive property of WisdomTree Investments, Inc., which has contracted with Standard & Poor’s (“S&P”) to maintain and calculate the WisdomTree India Earnings Index. S&P shall have no liability for any errors or omissions in calculating the WisdomTree India Earnings Index. The Trigger PLUS are not sponsored, endorsed, sold, or promoted by WTI. WTI makes no representation regarding the advisability of investing in the Trigger PLUS.

Preliminary Terms No. 389 dated July 1, 2015

Product Supplement for PLUS dated November 19, 2014         Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.